Exhibit 99.1

News From

Walgreen Co. Corporate Communications  ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 914-2500

Media Contact: Michael Polzin, 847-315-2920
Investor Contacts:	Rick Hans, CFA, 847-315-2385
Lisa Meers, CFA, 847-315-2361

FOR IMMEDIATE RELEASE	http://news.walgreens.com

Walgreen Co. Reports 26.5 Percent Increase in Diluted Earnings Per Share to a Record

62 Cents for the First Quarter 2011

●	First quarter sales increase 6.0 percent to record $17.3 billion
●	Gross profit margin improves 80 basis points versus last year’s first quarter
●	Cash flow from operations for the quarter totals $1.2 billion

DEERFIELD, Ill., Dec. 22, 2010 – Walgreens (NYSE, NASDAQ: WAG) today announced record earnings and sales for the first quarter of fiscal year 2011.

Net earnings per diluted share for the quarter ended Nov. 30 increased 26.5 percent to 62 cents, compared with 49 cents per diluted share in the year-ago quarter. Last year’s results include the impact of 3 cents per diluted share in restructuring and restructuring-related costs associated with the company’s Rewiring for Growth initiative. Net earnings were $580 million, an 18.8 percent increase from $489 million in the same quarter a year ago.

“We’re very pleased to report strong earnings growth this quarter,” said Walgreens President and CEO Greg Wasson. “Our performance was driven by our continued focus on gross profit margins, cost control and the strategic slowing of our new store openings. As a result of improved merchandising, including promotions and pricing, we saw significant increases in gross profit margins in the front end. We also generated $1.2 billion in cash flow from operations, reflecting our overall strong drugstore performance.”

During the first quarter, the company bought back $510 million in company stock as part of its share repurchase programs.

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Sales

First quarter sales increased 6.0 percent from the prior-year quarter to $17.3 billion. Total sales in comparable stores (those open at least a year) increased 0.8 percent in the quarter, while front-end comparable store sales increased 0.4 percent. (Duane Reade stores are not included in any comparable store sales results.)

Prescription sales, which accounted for 65.8 percent of sales in the quarter, climbed 5.3 percent, while prescription sales in comparable stores increased 0.9 percent. The company filled 202 million prescriptions, an increase of 4.6 percent over last year’s first quarter including 0.8 percentage point due to more patients filling 90-day prescriptions. The company exceeded by 2.6 percentage points the industry-wide prescription growth rate, excluding Walgreens, during the same period as reported by IMS Health. As of Nov. 30, Walgreens increased its retail prescription market share 40 basis points from a year ago to 19.7 percent.

Flu Shots

Flu shots administered at pharmacies and clinics this flu season through Nov. 30 totaled 5.6 million, slightly more than during last year’s fiscal first quarter. “While it remains to be seen how the flu shot season will ultimately play out, through the strong support of our vendors and an inventory write-off of 2 cents per diluted share this quarter, we face minimal inventory risk for the remainder of the season,” said Wasson.

“Today, outside of the federal government, Walgreens is providing more flu shot immunizations than any other single entity in the country. And, despite fewer Americans getting flu shots this year as a result of a slow start to the season, we’re pleased to have immunized more people through the end of the first quarter compared with a year ago, when a separate H1N1 flu shot also was needed.”

Gross Profit

Gross profit margins increased 80 basis points versus the year-ago quarter to 28.5 percent.  Front-end margins benefited from better promotions and pricing, as well as fewer inventory write-downs compared with the year-ago quarter. Pharmacy margins slightly increased with the positive impact of generic drug sales, partially offset by market reimbursements. Total gross profit dollars increased $407 million, or 9.0 percent, in the quarter, of which 3.4 percentage points was attributable to Duane Reade.

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The LIFO provision was $42 million this year versus $34 million last year.

SG&A

Selling, general and administrative expenses in the first quarter grew $263 million, or 7.0 percent, over the year-ago period. Duane Reade costs accounted for 4.3 percentage points of the increase, while new store openings resulted in 3.0 percentage points of the growth. All other expenses, including comparable store and headquarter expense, declined 0.3 percentage point. With the company in the final year of its Rewiring for Growth initiative, Walgreens is on track to achieve its targeted $1 billion in savings in fiscal 2011.

The company opened or acquired 121 new drugstores (a net gain of 89 after relocations and closings) in the quarter compared with 172 (or a net gain of 150) in the year ago quarter. Walgreens expects organic store growth of between 2.5 and 3 percent in 2011.

Looking Ahead

“We continue to make solid progress on our key initiatives,” said Wasson. “Our performance during the fiscal second quarter is typically driven by Christmas sales and the cold/flu season, which are difficult to predict. In addition, persistent high unemployment makes this a challenging retail environment during the holiday season. December sales once again will be largely influenced by the final days, which makes this an important week. With the convenience of our 7,600 stores open Christmas Eve and Christmas Day, we’re an ideal destination for last-minute shopping needs.”

At Nov. 30, Walgreens 244,000 employees operated 8,133 locations in all 50 states, the District of Columbia, Puerto Rico and Guam. The company has 7,651 drugstores nationwide, including 122 hospital on-site pharmacies. Walgreens also operates worksite health centers, home care facilities, and specialty and mail service pharmacies. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers.

Walgreens will hold a one-hour conference call to discuss the first quarter results beginning at 8:30 a.m. Eastern time today, Dec. 22. The conference call will be simulcast through Walgreens investor relations Web site at: http://investor.walgreens.com. A replay of the conference call will be archived on the Web site for 12 months after the call. A podcast also will be available on the investor relations Web site.

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The replay also will be available from 11:30 a.m. Eastern time, Dec. 22 through Dec. 29 by calling 888-203-1112 within the U.S. and Canada, or 719-457-0820 outside the U.S. and Canada, using replay code 4466038.

Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “outlook,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “on track,” “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, changes in economic and market conditions, competition, risks associated with new business areas and activities, the availability and cost of real estate and construction, risks associated with acquisitions, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, outcomes of legal and regulatory matters, and changes in legislation or regulations.  These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K which is incorporated herein by reference and in other documents that we file or furnish with the Securities and Exchange Commission.   Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.  Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.  Except to the extent required by law, Walgreens undertakes no obligation to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended
	November 30,	November 30,
	2010	2009

Net sales	$17,344	$16,364

Cost of sales (1)	12,399	11,826
Gross Profit	4,945	4,538
Selling, general and administrative expenses	4,004	3,741
Operating Income	941	797

Interest expense, net	20	21

Earnings Before Income Tax Provision	921	776
Income tax provision	341	287
Net Earnings	$580	$489
Net earnings per common share:
Basic	$.62	$.49
Diluted	$.62	$.49

Dividends declared	$.1750	$.1375

Average shares outstanding	928.8	988.4
Dilutive effect of stock options	5.5	5.0
Average Shares Outstanding Assuming Dilution	934.3	993.4

	Percent of Sales

Net sales	100.0%	100.0%

Cost of Sales	71.5	72.3
Gross Margin	28.5	27.7
Selling, general and administrative expenses	23.1	22.8

Interest expense, net	0.1	0.2

Earnings Before Income Tax Provision	5.3	4.7
Income tax provision	2.0	1.7
Net Earnings	3.3%	3.0%

(1) Fiscal 2011 first quarter includes a LIFO provision of $42 million versus $34 million in the previous year.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	November 30,	November 30,
	2010	2009
Assets
Current Assets:
Cash and cash equivalents	$2,062	$2,552
Short-term investments	-	600
Accounts receivable, net	2,472	2,577
Inventories	7,909	7,474
Other current assets	220	170
Total Current Assets	12,663	13,373
Non-Current Assets:
Property and Equipment, at cost, less accumulated depreciation and amortization	11,197	10,865
Goodwill	1,896	1,467
Other non-current assets	1,288	843
Total Non-Current Assets	14,381	13,175
Total Assets	$27,044	$26,548
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$13	$13
Trade accounts payable	4,955	5,043
Accrued expenses and other liabilities	2,780	2,446
Income taxes	401	320
Total Current Liabilities	8,149	7,822

Non-Current Liabilities:
Long-term debt	2,389	2,366
Deferred income taxes	360	275
Other non-current liabilities	1,783	1,464
Total Non-Current Liabilities	4,532	4,105

Shareholders' Equity	14,363	14,621

Total Liabilities and Shareholders' Equity	$27,044	$26,548

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	Three Months Ended November 30,
	2010	2009

Cash flows from operating activities:
Net earnings	$580	$489
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	273	257
Deferred income taxes	(1)	(4)
Stock compensation expense	26	24
Income tax savings from employee stock plans	-	3
Other	4	5
Changes in operating assets and liabilities -
Accounts receivable, net	(30)	(54)
Inventories	(526)	(682)
Other assets	17	3
Trade accounts payable	370	735
Accrued expenses and other liabilities	76	65
Income taxes	327	259
Other non-current liabilities	49	68
Net cash provided by operating activities	1,165	1,168

Cash flows from investing activities:
Purchases of short-term investments – held to maturity	-	(600)
Proceeds from short-term investments – held to maturity	-	500
Additions to property and equipment	(273)	(304)
Proceeds from sale of assets	13	5
Business and intangible asset acquisitions, net of cash received	(63)	(32)
Other	(11)	-
Net cash used for investing activities	(334)	(431)

Cash flows from financing activities:
Stock purchases	(510)	(195)
Proceeds related to employee stock plans	29	63
Cash dividends paid	(166)	(136)
Other	(2)	(4)
Net cash used for financing activities	(649)	(272)

Changes in cash and cash equivalents:
Net increase in cash and cash equivalents	182	465
Cash and cash equivalents at beginning of year	1,880	2,087
Cash and cash equivalents at November 30	$2,062	$2,552

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